Exhibit 10.01.01

Last modified: 6-15-2011 TLO: Jack Turner

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

and

THE EX ONE COMPANY, LLC

AMENDED & RESTATED EXCLUSIVE PATENT LICENSE AGREEMENT

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TABLE OF CONTENTS

TABLE OF CONTENTS	ii
R E C I T A L S	1
1. Definitions.	2
2. Grant of Rights.	5
3. COMPANY Diligence Obligations.	7
4. Royalties and Payment Terms.	8
5. Reports and Records.	10
6. Patent Prosecution.	12
7. Infringement.	12
8. Indemnification and Insurance.	14
9. No Representations or Warranties.	15
10. Assignment.	16
11. General Compliance with Laws.	16
12. Termination.	17
13. Dispute Resolution.	18
14. Miscellaneous.	20
APPENDIX A	23
EXHIBIT A	30

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MASSACHUSETTS INSTITUTE OF TECHNOLOGY

AMENDED & RE-STATED EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of the date set forth above the signatures of the parties below (the “EFFECTIVE DATE”), is between the MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139, U.S.A. (“M.I.T.”), and THE EX ONE COMPANY, LLC, a company duly organized under the laws of Delaware and having its principal office at 127 Industry Boulevard, Irwin, Pennsylvania 15642 U.S.A. (“COMPANY”).

R E C I T A L S

WHEREAS, M.I.T. and Extrude Hone Corporation entered into an exclusive License Agreement with an effective date of June 26, 1996, hereinafter the “6/26/96 License Agreement”;

WHEREAS, M.I.T. and Extrude Hone Corporation amended the 6/26/96 License Agreement, October 27, 1998, June 13, 2000, December 7, 2001, December 6, 2002, May 2, 2003, June 20, 2003, and February 4, 2004;

WHEREAS, M.I.T. and Extrude Hone Corporation entered into a non-exclusive License Agreement with an effective date of May 2, 2003, hereinafter the “5/2/03 License Agreement.”

WHEREAS, the 6/26/96 License Agreement and the 5/2/03 License Agreement were assigned to The Ex One Company, LLC on or about February 28, 2005.

WHEREAS, Ex One Acquisition Company, LLC was formed under the laws of Delaware as of the 28th day of November, 2007;

WHERAS, the assets of The Ex One Company, LLC, including the 6/26/96 License Agreement, were acquired by Ex One Acquisition Company on November 30, 2007; and

WHEREAS, the Ex One Acquisition Company, LLC name was changed to The Ex One Company, LLC through a Certificate of Amendment to the Certificate of Formation on the 4th day of January 2008; and

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WHEREAS, M.I.T. and COMPANY, collectively the “PARTIES” wish to further amended and restate the 6/26/96 License Agreement and in so doing convey rights to COMPANY such that the 5/2/03 License Agreement can be terminated effective December 31, 2010.

NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

1. DEFINITIONS.

1.1 “AFFILIATE” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.2 “CONSUMABLES” shall mean materials used in practicing the PATENT RIGHTS.

1.3 “EXCLUSIVE PERIOD” shall mean the period of time set forth in Section 2.2.

1.4 “EXCLUDED FIELDS” shall mean those fields set forth in Exhibit A.

1.5 “EXCLUSIVE FIELD” shall mean the direct printing of metal parts and/or ceramic-metal (greater than 10%-by-volume metal) parts which are not included in EXCLUDED FIELDS. EXCLUSIVE FIELD includes the manufacture and sale of MACHINES to be used for direct printing of metal parts and/or ceramic-metal (greater than 10%-by-volume metal) parts which are not included in EXCLUDED FIELDS.

1.6 “NON-EXCLUSIVE FIELD” shall mean applications not within the EXCLUDED FIELDS.

1.6 “LEASE INCOME” shall mean any payments that COMPANY receives from a non-AFFILIATE third party in consideration for the lease of a LICENSED PRODUCT. LEASE INCOME shall be included in NET SALES.

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1.7 “LICENSED PRODUCT” shall mean any product that, in whole or in part:

(i) absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.8 “LICENSED PROCESS” shall mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS or which uses a LICENSED PRODUCT.

1.9 “MACHINE” shall mean a machine capable of practicing the PATENT RIGHTS. COMPANY and M.I.T. agree that a MACHINE is a LICENSED PRODUCT.

1.10 “NET SALES” shall mean the gross amount received by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS, LICENSED PROCESSES, and CONSUMABLES less the following:

(i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii) amounts repaid or credited by reason of rejection or return;

(iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

(iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall be deemed to have occurred on the date of receipt of funds for the sale of a LICENSED PRODUCT, LICENSED PROCESS, or CONSUMABLES. If a LICENSED PRODUCT, a LICENSED PROCESS, or a CONSUMABLE is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT, LICENSED PROCESS, or CONSUMABLE charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS.

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Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.

1.11 “PATENT CHALLENGE” shall mean a challenge to the validity, patentability, enforceability and/or non-infringement of any of the PATENT RIGHTS (as defined below) or otherwise opposing any of the PATENT RIGHTS.

1.12 “PATENT RIGHTS” shall mean:

(a) the United States and international patents listed on Appendix A;

(b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

(c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

(e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

1.13 “REPORTING PERIOD” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.14 “SUBLICENSE INCOME” shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding royalties on NET SALES.

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1.15 “SUBLICENSEE” shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1. Purchasers of LICENSED PRODUCTS, LICENSED PROCESSES and CONSUMABLES from COMPANY or AFFILIATES are not, by virtue of such purchases, deemed to be SUBLICENSEES.

1.16 “TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.17 “TERRITORY” shall mean worldwide.

2. GRANT OF RIGHTS.

2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the EXCLUSIVE FIELD and NON-EXCLUSIVE FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the EXCLUSIVE FIELD and NON-EXCLUSIVE FIELD in the TERRITORY.

The sale or transfer of any MACHINE shall be accompanied with notification regarding the EXCLUDED FIELDS set forth in Exhibit A.

2.2 Exclusivity. In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license under the PATENT RIGHTS to make, have made, use, sell, lease and import LICENSED PRODUCTS in the EXCLUSIVE FIELD in the TERRITORY or to perform LICENSED PROCESSES in the EXCLUSIVE FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and terminating at the end of the TERM (the “EXCLUSIVE PERIOD”).

The foregoing notwithstanding, COMPANY understands and acknowledges that the Z Corporation has been granted a non-exclusive patent license pursuant to which it may practice the PATENT RIGHTS for

(a) the fabrication of components for use as a mold or part of a mold for metal casting;

(b) the fabrication of patterns and cores for metal casting; and

(c) the manufacture and sale of machines to be used for fabrication of such molds, parts of a mold, patterns, and cores.

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(d) the fabrication in low volume (fewer than fifteen hundred (1,500) pieces of any particular part) functional parts.

(e) the manufacture, sale and operation of three dimensional printing equipment solely for the fabrication of plastic parts utilizing a powder that contains at least 90% synthetic organic polymeric powder in a process that does not require post-processing other than liquid infiltration of printed parts.

All such components, patterns, cores, and parts must be less than 10%-by-volume metal.

2.3 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD and only for the EXCLUSIVE FIELD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall also include provisions in all sublicenses to provide that in the event that SUBLICENSEE brings a PATENT CHALLENGE against M.I.T. or assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena) then COMPANY may terminate the sublicense. COMPANY shall promptly furnish M.I.T. with a fully signed photocopy of any sublicense agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.4 U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States.

2.5 Retained Rights.

(a) Research and Educational Use. M.I.T. retains the right on behalf of itself and all other non-profit research institutes to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

(b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

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(c) Catalyst Support Structures. M.I.T. retains the right to grant non-exclusive license rights to other companies in order that they may to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS made with ceramic materials for the purpose of supporting catalytic materials. Such license shall include the right for such companies to have a third party manufacture and provide to the licensed company machines for the production of such LICENSED PRODUCTS but shall not include the right for the licensed company or the third party machine manufacturer to sell such machines to other parties.

(d) Fuel Cell Application Components. M.I.T. retains the right to grant non-exclusive license rights to other companies in order that they may to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS made with ceramic materials in fuel cell applications. Such license shall include the right for such companies to have a third party manufacture and provide to the licensed company machines for the production of such LICENSED PRODUCTS but shall not include the right for the licensed company or the third party machine manufacturer to sell such machines to other parties.

2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3. COMPANY DILIGENCE OBLIGATIONS.

3.1 Diligence Requirements. COMPANY shall use diligent efforts, or shall cause its AFFILIATES and SUBLICENSEES to use diligent efforts, to develop LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES or SUBLICENSEES shall make LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY shall make NET SALES according to the following schedule:

in 2011	$17.5 million;
in 2012 and each year thereafter	$20 million.

For the purpose of these NET SALES diligence requirements, COMPANY may combine with the NET SALES as defined in this Agreement, the NET SALES of the Patent License Agreement between COMPANY and Therics, Inc. dated December 31, 2003.

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In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has failed to fulfill any of its obligations under this Section 3.1, then M.I.T. may terminate the EXCLUSIVE PERIOD and the exclusivity provided by Section 2.2 of this Agreement

4. ROYALTIES AND PAYMENT TERMS.

4.1 Consideration for Grant of Rights.

(a) License Maintenance Fees. COMPANY shall pay to M.I.T. the balance of the fees due for 2010 on or before August 1, 2011. COMPANY shall pay to M.I.T. a license maintenance fee of one hundred thousand dollars ($100,000) for calendar year 2011 in four payments of $25,000 on September 1, 2011, October 1, 2011, November 1, 2011, and December 1, 2011. COMPANY shall pay to M.I.T. a license maintenance fee of one hundred thousand dollars ($100,000) for calendar year 2012 in four payments of $25,000 due on January 1, 2012, April 1, 2012, July 1, 2012, and October 1, 2012. Beginning with calendar year 2013, COMPANY shall pay to M.I.T. a license maintenance fee of fifty thousand dollars ($50,000) for each year during the TERM; these payments shall be due on January 1 of each year. These annual license maintenance fees are nonrefundable; however, the license maintenance fee may be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

(b) Running Royalties.

(i) COMPANY shall pay to M.I.T. a running royalty of five percent (5%) of NET SALES of LICENSE PRODUCTS and LICENSED PROCESSES and COMSUMABLES other than powder and binder through December 31, 2012 after which the running royalty is reduced to three percent (3%) for the remainder of the TERM.

(ii) For powder and binder CONSUMABLES, the royalty shall be function of “gross margin” as determined in accordance with Generally Accepted Accounting Principles (GAAP). A Running Royalty shall be due in an amount equal to a percentage of NET SALES determined as follows:

For NET SALES having a gross margin greater than 65%, the royalty rate shall be 5%.

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For NET SALES having a gross margin less than 50%, the royalty rate shall be 2.5%.

For NET SALES having a gross margin between 50% and 65%, the royalty rate shall vary linearly between 2.5% and 5%.

Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(c) Sharing of SUBLICENSE INCOME. COMPANY shall pay M.I.T. a total of fifty percent (50%) of all SUBLICENSE INCOME received by COMPANY or AFFILIATES. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

(d) Consequences of a PATENT CHALLENGE. In the event that (i) COMPANY or any of its AFFILIATES brings a PATENT CHALLENGE against M.I.T., or (ii) COMPANY or any of its AFFILIATES assists another party in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), and (iii) M.I.T. does not choose to exercise its rights to terminate this Agreement pursuant to Section 12.4, then the running royalties due hereunder shall be doubled for the remainder of the term of the agreement. In the event that such a PATENT CHALLENGE is successful, COMPANY will have no right to recoup any royalties paid during the period of challenge. In the event that a PATENT CHALLENGE is unsuccessful, COMPANY shall reimburse M.I.T. for all reasonable legal fees and expenses incurred in its defense against the PATENT CHALLENGE.

(e) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

4.2 Payments.

(a) Method of Payment. All payments under this Agreement should be made payable to “Massachusetts Institute of Technology” and sent to the address identified in Section 14.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

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(b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

(c) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5. REPORTS AND RECORDS.

5.1 Content of Reports and Payments. Reports shall be due within sixty (60) days of the end of each REPORTING PERIOD. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii) a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

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(iv) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(v) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(vii) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

5.3 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY’s fiscal year, COMPANY shall provide M.I.T. with COMPANY’s financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY’s treasurer or chief financial officer or by an independent auditor.

5.4 Records. COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.’s appointed agents, shall have the right, at M.I.T.’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within forty-five (45) days of receiving notice thereof from M.I.T.

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6. PATENT PROSECUTION.

6.1 Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.

6.2 Payment of Expenses. Payment of all fees and costs, including attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. The foregoing notwithstanding, COMPANY shall not be responsible for patent cost associated with M.I.T. Case 10327 that were incurred before January 1, 2006. To the extent there are other licensees of the PATENT RIGHTS, such patent fees and costs shall be shared with the other licensees on a pro rata basis. In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

6.3 COMPANY’s Right to Amend PATENT RIGHTS. COMPANY may elect to remove M.I.T. Cases entirely, or on a country basis, from APPENDIX A with sixty (60) days written notice to M.I.T. COMPANY shall have no responsibility for costs or expenses incurred for such Cases following the effective date of such notice.

7. INFRINGEMENT.

7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

7.2 Right to Prosecute Infringements.

(a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the EXCLUSIVE FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the EXCLUSIVE FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

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Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T.

(b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

7.3 Declaratory Judgment Actions. In the event that a PATENT CHALLENGE is brought against M.I.T. or COMPANY by a third party, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY’s sole expense, subject to Sections 7.4 and 7.5.

7.4 Offsets. COMPANY may offset a total of fifty percent (50%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD.

7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4), (ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

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7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the EXCLUSIVE FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the EXCLUSIVE FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be shared equally between COMPANY and M.I.T.; other revenues to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

8. INDEMNIFICATION AND INSURANCE.

8.1 Indemnification.

(a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, investigations, actions, demands or judgments arising out of or related to the exercise of any rights granted to COMPANY under this Agreement or any breach of this Agreement by COMPANY.

(b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY, as reasonably agreed to by COMPANY, would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

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8.2 Insurance. COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, (ii) shall list M.I.T. as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

9. NO REPRESENTATIONS OR WARRANTIES.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF M.I.T. OR THIRD PARTIES, VALIDITY, ENFORCEABILITY AND SCOPE OF PATENT RIGHTS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.

IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THE PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

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10. ASSIGNMENT.

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T., except that COMPANY may assign its rights and obligations under this Agreement to an AFFILIATE or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed assignee fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.

11. GENERAL COMPLIANCE WITH LAWS.

11.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2 Export Control. COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3 Non-Use of M.I.T. Name. COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Massachusetts Institute of Technology,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure

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without the prior written consent of M.I.T, which consent M.I.T. may withhold in its sole discretion. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12. TERMINATION.

12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3 Termination for Default.

(a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within sixty (60) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

(b) Material Breach. In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within ninety (90) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

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12.4 Termination as a Consequence of PATENT CHALLENGE.

(a) By COMPANY. If COMPANY or any of its AFFILATES brings a PATENT CHALLENGE against M.I.T., or assists others in bringing a PATENT CHALLENGE against M.I.T. (except as required under a court order or subpoena), then M.I.T. may immediately terminate this Agreement.

(b) By SUBLICENSEE. If a SUBLICENSEE brings a PATENT CHALLLENGE or assists another party in bringing a PATENT CHALLENGE (except as required under a court order or subpoena), then M.I.T. may send a written demand to COMPANY to terminate such sublicense. If COMPANY fails to so terminate such sublicense within thirty (30) days after M.I.T.’s demand, M.I.T. may immediately terminate this Agreement.

12.5 Effect of Termination

(a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 5.2 (obligation to provide final report and payment), 5.4, 11.1, 11.2 and 12.5.

(b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

(c) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13. DISPUTE RESOLUTION.

13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

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13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3 Dispute Resolution Procedures.

(a) Mediation. In the event of any dispute arising out of or relating to this Agreement, either party may initiate mediation upon written notice to the other party (“Notice Date”) pursuant to Section 14.1, whereupon both parties shall be obligated to engage in a mediation proceeding. The mediation shall commence within forty-five (45) days of the Notice Date. The mediation shall be conducted by a single mediator in Boston, Massachusetts. The party requesting mediation shall designate two (2) or more nominees for mediator in its notice. The other party may accept one of the nominees or may designate its own nominees by notice addressed to the American Arbitration Association (AAA) and copied to the requesting party. If within, fifteen (15) days following the request for mediation, the parties have not selected a mutually acceptable mediator, a mediator shall be appointed by the AAA according to the Commercial Mediation Rules. The mediator shall attempt to facilitate a negotiated settlement of the dispute, but shall have no authority to impose any settlement terms on the parties. The expenses of the mediation shall be borne equally by the parties, but each party shall be responsible for its own counsel fees and expenses.

(b) Trial Without Jury. If the dispute is not resolved by mediation within forty-five (45) days after commencement of mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

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13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (including, but not limited to, estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

14. MISCELLANEOUS.

14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to M.I.T.:	Massachusetts Institute of Technology Technology Licensing Office, Rm NE25-230 Five Cambridge Center, Kendall Square Cambridge, MA 02142-1493 Attention: Director
	Tel:	617-253-6966
	Fax:	617-258-6790

If to COMPANY:		The Ex One Company, LLC
127 Industry Boulevard Irwin, PA 15642 Attention: President
		Tel:	(724) 765-1344
		Fax:	(724) 864-9663

If, to COMPANY, notices regarding financial matters, including invoices:

Contact Name: Chief Financial Officer Department: Accounting Address: same as above Tel: (724) 864-8524 Fax: (724) 864-9663

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

14.2 Governing Law/Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and

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any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any PATENT CHALLENGE and/or any court action between the parties relating to this Agreement. COMPANY submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

14.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

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14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

The EFFECTIVE DATE of this Agreement is January 1, 2011

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		THE EX ONE COMPANY, LLC

By:	/s/ John H. Turner, Jr.	By:	/s/ David J. Burns
Name:	John H. Turner, Jr.	Name:	David J. Burns
Title:	Associate Director Technology Licensing Office	Title:	President

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APPENDIX A

List of Patent Applications and Patents

For M.I.T. Case No. 4972, “Three Dimensional Part Printing,” by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

1.	United States of America Patent No. 5204055, Issued April 20, 1993

“Three-Dimensional Printing Techniques” by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

2.	United States of America Patent No. 5340656, Issued August 23, 1994

“Three-Dimensional Printing Techniques” by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

3.	Canada Patent No. 2031562, Issued November 22, 1994

“Three-Dimensional Printing Techniques” by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

4.	Japan Patent No. 2729110, Issued December 12, 1997

“Three-Dimensional Printing Techniques” by Michael J. Cima, John S. Haggerty, Emanuel M. Sachs and Paul A. Williams

5.	European Patent Convention (EPC), filed on December 5, 1990,

European Patent Convention Patent No. 0431924, Issued January 31, 1996

Designated,	Issued,

Great Britain	United Kingdom Patent No. 0431924, Issued January 31, 1996
Germany	Germany Patent No. P69025147.5, Issued January 31, 1996
Italy	Italy Patent No. 0431924, Issued January 31, 1996
France	France Patent No. 0431924, Issued January 31, 1996
Sweden	Sweden Patent No. 0431924, Issued January 31, 1996

For M.I.T. Case No. 5567, “Improvements To 3D Printing,” by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan J. Lauder, Sang-Joon J. Lee, Steven P. Michaels, Emanuel M. Sachs and Harald Tuerck

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1.	United States of America Patent No. 5387380, Issued February 7, 1995

“Three-Dimensional Printing Techniques” by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan J. Lauder, Sang-Joon J. Lee, Steven P. Michaels, Emanuel M. Sachs and Harald Tuerck

2.	Canada Patent No. 2136748, Issued August 14, 2001

“Three-Dimensional Printing Techniques” by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan J. Lauder, Sang-Joon J. Lee, Steven P. Michaels, Emanuel M. Sachs and Harald Tuerck

3.	Japan Patent No. 2862674, Issued December 11, 1998

“Three-Dimensional Printing Techniques” by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan, Satbir Khanuja, Alan J. Lauder, Sang-Joon J. Lee, Steven P. Michaels, Emanuel M. Sachs and Harald Tuerck

4.	European Patent Convention (EPC), filed on June 4, 1993,

European Patent Convention Patent No. 0644809, Issued July 25, 2001

Designated,	Issued,

Great Britain	United Kingdom Patent No. 0644809, Issued July 25, 2001
Germany	Germany Patent No. 0644809, Issued July 25, 2001
Italy	Abandoned
France	France Patent No. 0644809, Issued July 25, 2001
Sweden	Abandoned

For M.I.T. Case No. 5997, “A Novel Face Coating Technique For Bodies With Large And Wide Pore Size Distributions,” by James F. Bredt, Michael J. Cima, Satbir Khanuja and Emanuel M. Sachs

1.	United States of America Patent No. 5490882, Issued February 13, 1996

“A Process For Removing Loose Powder Particles From Interior Passages Of A Body” by James F. Bredt, Michael J. Cima, Satbir Khanuja and Emanuel M. Sachs

2.	United States of America Patent No. 5814161, Issued September 29, 1998

“Ceramic Mold Finishing”

3.	United States of America Patent No. 6109332, Issued August 29, 2000

“Ceramic Mold Finishing”

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4.	Canada Patent No. 2146366, Issued March 7, 2000

“Ceramic Mold Finishing”

5.	Canada Serial No. 2290708, Filed November 22, 1993, pending

“Cleaning And Finishing A Ceramic Mold”

6.	Japan Patent No. 3361524, Issued October 18, 2002

“Cleaning And Finishing A Ceramic Mold”

7.	European Patent Convention Serial No. 94902341.0, Filed November 22, 1993 European Patent Convention Patent No.0693001, Issued August 23, 2003

Designated,	Issued,

Great Britain	United Kingdom Patent No. 0693001, Issued August 27, 2003
Germany	Germany Patent No. 0693001, Issued August 27, 2003
Italy	Italy Patent No. 0693001, Issued August 27, 2003
France	France Patent No. 0693001, Issued August 27, 2003
Sweden	Sweden Patent No. 0693001, Issued August 27, 2003

For M.I.T. Case No. 6138, “3D Printing Improvement; Binder Approaches,” by David Brancazio, James F. Bredt, Michael J. Cima, Alain Curodeau, Tailin Fan and Emanuel M. Sachs

1.	United States of America Patent No. 6146567, Issued November 14, 2000

“Three Dimensional Printing Methods”

2.	United States of America Patent No. 5807437, Issued September 15, 1998

“Three Dimensional Printing System”

3.	European Patent Convention Patent No. 0686067, Issued August 2, 2000

Designated,	Issued,

Germany	Germany Patent No. 69425428.2-, Issued August 2, 2000

For M.I.T. Case No. 6924, “Continuous Jet Droplet Generator,” by Emanuel M. Sachs and James Serdy

1.	United States of America Patent No. 6070973, Issued June 6, 2000

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“Non-Resonant And Decoupled Droplet Generator” by Emanuel M. Sachs and James Serdy

2.	Japan Serial No. 10-549311, Filed May 7, 1998, abandoned

3.	Canada Serial No. 2288832, Filed May 7, 1998, abandoned

4.	European Patent Convention Serial No. 98920329.4, Filed May 7, 1998, abandoned

For M.I.T. Case No. 7010, “Enhancement Of Thermal Properties Of Tooling Made By Solid Free Form Fabrication Techniques,” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

1.	United States of America Patent No. 5775402, Issued July 7, 1998

“Enhancement of Thermal Properties of Tooling Made by Solid Free Form Fabrication Techniques” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

2.	United States of America Patent No. 6112804, Issued September 5, 2000

“Enhancement Of Thermal Properties Of Tooling Made By Solid Free Form Fabrication Techniques” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

3.	United States of America Patent No. 6354361, Issued March 12, 2002

“Tooling Made By Solid Free Form Fabrication Techniques Having Enhanced Thermal Properties” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

4.	Canada Patent No. 2234365, Issued January 20, 2009

“Tooling Made By Solid Free Form Fabrication Techniques Having Enhanced Thermal Properties” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

5.	Japan Patent No. 4314352, Issued May 29, 2009

“Tooling Made By Solid Free Form Fabrication Techniques Having Enhanced Thermal Properties” by Samuel M. Allen, Steven P. Michaels and Emanuel M. Sachs

6.	European Patent Convention Serial No. 96936116.2 , Filed October 1, 1996, Abandoned

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For M.I.T. Case No. 7642, “Disintegrating Casting Shells,” by Michael J. Cima, Emanuel M. Sachs and Won B. Bang

1.	United States of America Patent No. 6397922, Issued June 4, 2002

“Molds for Casting with Customized Internal Structure to Collapse Upon Cooling and to Facilitate Control of Heat Transfer” by Michael J. Cima, Emanuel M. Sachs and Won B. Bang

2.	United States of America Patent No. 6629559, Issued October 7, 2003

“Molds for Casting with Customized Internal Structure to Collapse Upon Cooling and to Facilitate Control of Heat Transfer” by Michael J. Cima, Emanuel M. Sachs and Won B. Bang

3.	Canada Patent No. 2409349, Issued August 25, 2009

“Molds for Casting with Customized Internal Structure to Collapse Upon Cooling and to Facilitate Control of Heat Transfer” by Michael J. Cima, Emanuel M. Sachs and Won B. Bang

4.	European Patent Convention, Filed May 23, 2001, pending

Designated,	Issued,
United Kingdom Italy France Germany

For M.I.T. Case No. 7780, “Reactive Binders For Metal Parts Produced By Three Dimensional Printing,” by Samuel M. Allen, Michael J. Cima, Constantinos Hadjiloucas, Emanuel M. Sachs and Helen Yoo

1.	United States of America Patent No. 6508980, Issued January 21, 2003

“Metal And Ceramic Containing Parts Produced From Powder Using Binders Derived From Salt” by Samuel M. Allen, Michael J. Cima, Constantinos Hadjiloucas, Emanuel M. Sachs and Helen Yoo

2.	Canada Patent No. 2304339, Issued April 3, 2007

“Metal And Ceramic Containing Parts Produced From Powder Using Binders Derived From Salt” by Samuel M. Allen, Michael J. Cima, Constantinos Hadjiloucas, Emanuel M. Sachs and Helen Yoo

3.	Japan Patent No. 4314396, Issued May 29, 2009

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“Metal And Ceramic Containing Parts Produced From Powder Using Binders Derived From Salt” by Samuel M. Allen, Michael J. Cima, Constantinos Hadjiloucas, Emanuel M. Sachs and Helen Yoo

4.	European Patent Convention Patent No. 1039980, Issued November 24, 2004

“Metal And Ceramic Containing Parts Produced From Powder Using Binders Derived From Salt” by Samuel M. Allen, Michael J. Cima, Constantinos Hadjiloucas, Emanuel M. Sachs and Helen Yoo

Designated,	Issued,

Great Britain	U.K. Patent No. 1039980, Issued November 24, 2004
France	France Patent No. 1039980, Issued November 24, 2004
Germany	German Patent No. 1039980, Issued November 24, 2004

For M.I.T. Case No. 8873, “Infiltration Of A Net Shape Powder Metal Skeleton By A Similar Alloy With Melting Point Depressed To Create A Homogenous Final Part,” by Samuel M. Allen, Adam M. Lorenz and Emanuel M. Sachs

1.	United States of America Patent No. 6719948, Issued April 13, 2004

“Techniques For Infiltration Of A Powder Metal Skeleton By A Similar Alloy With Melting Point Depressed” by Samuel M. Allen, Adam M. Lorenz and Emanuel M. Sachs

2.	United States of America Patent No. 7060222, Issued June 13, 2006

“Infiltration Of A Powder Metal Skeleton Of A Similar Materials Using Melting Point Depressant” by Samuel M. Allen, Adam M. Lorenz and Emanuel M. Sachs

3.	Canada Serial No. 2409728, Filed May 21, 2001, Abandoned

“Infiltration Of A Net Shape Powder Metal Skeleton By A Similar Alloy With Melting Point Depressed To Create A Homogeneous Final Part”

4.	Japan Serial No. 2001-586621, Filed May 21, 2001, Abandoned

“Infiltration Of A Net Shape Powder Metal Skeleton By A Similar Alloy With Melting Point Depressed To Create A Homogeneous Final Part”

5.	Japan Serial No. 2002-591188, Filed May 17, 2002, Pending

“Infiltration Of A Powder Metal Skeleton Of A Similar Materials Using Melting Point Depressant”

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6.	European Patent Convention Serial No. 01945970.0, Filed May 21, 2001, Abandoned

“Infiltration Of A Net Shape Powder Metal Skeleton By A Similar Alloy With Melting Point Depressed To Create A Homogeneous Final Part”

7.	European Patent Convention Serial No. 02771844.4, Filed May 17, 2002, Abandoned

“Infiltration Of A Powder Metal Skeleton Of A Similar Materials Using Melting Point Depressant”

For M.I.T. Case No. 10327, “Transient Liquid Phase Infiltration of Steel,” by Emanuel M. Sachs, Samuel M. Allen, Adam M. Lorenz, and Brian D. Kernan

1.	United States of America Patent No. 7250134, Issued July 31, 2007

“Infiltrating a Powder Metal Skeleton by a Similar Alloy with Depressed Melting Point Exploiting a Persistent Liquid Phase at Equilibrium, Suitable for Fabricating Steel Parts” by Emanuel M. Sachs, Samuel M. Allen, Adam M. Lorenz, and Brian D. Kernan

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EXHIBIT A

Excluded Fields

Aprecia – License Agreement dated May 19, 2004

1.2 “FIELD” shall mean drug delivery products and pharmaceutical products in which such drug delivery products are implemented, in each case for human and veterinary use for all routes of administration including, without limitation, neutraceuticals and cosmetics, where such products are regulated by the U.S. Food and Drug Administration or any equivalent regulatory agency outside the United States (or any successor agency thereto).

Therics – 9th Amendment dated 7-14-2008

“FIELD OF USE” shall mean:

(a) BIOSTRUCTURES which (i) are made directly by 3DP, (ii) consist of tricalcium phosphate (TCP) and/or polymers containing at least 10% by-weight TCP, and (iii) if marketed in the United States, would require submission to, notification of, or approval by the United States Food and Drug Administration.

(b) machines for making BIOSTRUCTURES and accessory components sold with the BIOSTRUCTURE.

(c) functional prototypes of products falling into (a) above if fabrication of such prototypes is part of an intent and agreement to manufacture the product directly by 3DP, even if such manufacturing does not take place despite the good faith efforts of the parties.

“BIOSTRUCTURE” shall mean a LICENSED PRODUCT intended for use (i) as bone replacement or bone void filler or in bone repair, (ii) in orthopedic products such as internal fixation devices, cartilage and joints, and (iii) as dental devices both above and below the gum line. A BIOSTRUCTURE may contain pharmaceuticals or other active or inactive ingredients. Notwithstanding the above, a BIOSTRUCTURE shall not mean LICENSED PRODUCT intended for use as neural tissue or repair of neural tissue.

EXCLUDED FIELDS also include matrices, scaffolds or other supportive structures which may be used in combination with cells, tissues or organs; products for the repair of vascular or tubular tissues; organs including those incorporating a temporary or permanent cell line to produce naturally occurring substances that substitute for organ function; organs and tissues used as drug delivery systems; skin healing and replacement products; those elements of in vitro diagnostic devices which interact with human biological materials and contain the reactants specific to the test being performed; products intended for use as neural tissue or repair of neural tissue; and diagnostic scaffolds.

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Z Corporation – 7th Amendment dated 8-10-2004

The exclusive “FIELD OF USE” shall consist of FOU1 defined below. The following definitions are applicable to this FIELD OF USE:

PATTERN is defined as the positive of a part which is used in a subsequent series of negative-positive transformations to achieve a final part.

MOLD or TOOL is defined as the negative of a part or portion thereof which is used in one or more subsequent processes of negative-positive transformation to achieve a final part.

VOLUME shall mean the solid volume of a part, PATTERN, MOLD, or TOOL. By example, the VOLUME of a rectangular part with dimensions a, b, and c is “a times b times c”. If the same part were to have a square d-by-d hole through its entire c dimension length, the its VOLUME would be ((a times b times c) minus (d times d times c)).

FOU1 shall mean

(a) the fabrication of appearance models, and prototypes whose purpose is for visualization or the evaluation of form, fit, function, or aesthetics;

(b) the fabrication of PATTERNS which will subsequently be used to create a mold from which a final part will be made;

(c) the fabrication of MOLDS or TOOLS for creating parts which parts may not be greater than 10%-by-VOLUME metal; and

(d) the manufacture and sale of machines to be used for fabrication as set forth in (a), (b), and (c) of this FOU1.

ExOne EXCL P 6-15-2011
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